FOR IMMEDIATE RELEASE

Media Contact:	Investor Contact:
David Schull or Wendy Lau	Andreas Marathovouniotis
Russo Partners	Russo Partners
212-845-4271	212-845-4253
David.Schull@russopartnersllc.com	Andreas.Marathis@russopartnersllc.com
Wendy.Lau@russopartnersllc.com
Alfacell Announces Third-Quarter Financial Results and Highlights
BLOOMFIELD, N.J., June 8, 2007 — Alfacell Corporation (NASDAQ: ACEL) today announced its financial results and highlights for the quarter ended April 30, 2007.
The company reported a net loss of approximately $2 million, or 4 cents per basic and diluted share, for the quarter ended April 30, 2007, compared to a loss of $1.7 million, or 5 cents per basic and diluted share, for the same quarter a year ago. Increased research and development expenses and general and administrative expenses of approximately $0.1 million and $0.3 million, respectively, were offset by increased interest income of approximately $0.1 million as compared to the same quarter last fiscal year.
When compared to the second quarter of the current fiscal year, third-quarter research and development expenses were reduced by approximately $0.2 million, or approximately 15%, and general and administrative expenses were reduced by approximately $0.2 million, or approximately 19%. This represents an overall reduction in expenses of approximately $0.4 million, or nearly 17%, during the third quarter of fiscal 2007.
For the nine months ended April 30, 2007, the company reported a loss of approximately $6.3 million, or 14 cents per basic and diluted share. This represents an increase of approximately $0.6 million, compared to a $5.7 million net loss, or 15 cents per basic and diluted share, for the nine-month period ended April 30, 2006. The increased net loss year-to-date is due to increased research and development expenses of approximately $0.4 million and increased general and administrative expenses of approximately $0.6 million. These expenses were offset by increased interest income of approximately $0.2 million and increased proceeds from the sale of state tax loss carryforwards of approximately $0.2 million.
As of April 30, 2007, the company had cash and equivalents on hand of $6.5 million, compared to cash and equivalents of approximately $8 million on January 31, 2007. The company believes that this level of cash and cash equivalents is sufficient to fund operations through the fiscal year ending July 31, 2008, based on the current expected level of revenues and expenditures.
“We are excited with the significant progress we are making at Alfacell as we move toward the completion of our Phase IIIb clinical trial for ONCONASE® in patients suffering from unresectable malignant mesothelioma,” said Kuslima Shogen, Alfacell’s chairman and chief executive officer. “Our team is preparing to expedite the completion of the NDA filing as soon as we receive the trial results. We’re also working toward moving ONCONASE into Phase II trials later this year for the treatment of other cancers.”

Highlights of the third quarter include:
•	ONCONASE may have potential as a chemopreventive agent, according to world-renowned mesothelioma researcher Michele Carbone M.D., Ph.D. In a series of poster presentations at the American Association for Cancer Research (AACR) Annual Meeting, Dr. Carbone highlighted the growing worldwide problem of asbestos exposure and its link to malignant mesothelioma. Dr. Carbone stated that ONCONASE’s favorable toxicity profile and its well-documented mechanism of action, which directly affects the pathway that has been shown to cause asbestos carcinogenesis, position ONCONASE for potential early administration to populations “at-risk” for mesothelioma. If clinically validated, this new approach might enable physicians to use ONCONASE as a chemopreventive agent to potentially prevent the onset of mesothelioma or reduce the doses of cytotoxic agents needed in those patients who develop the disease.

•	In vivo and in vitro preclinical data presented in a poster at the AACR Annual Meeting also showed that ONCONASE significantly inhibits tumor growth of non-small cell lung cancer (NSCLC) and breast cancer cells. Intae Lee, Ph.D., and collaborators at the University of Pennsylvania demonstrated in a poster that ONCONASE significantly inhibited tumor growth by inducing apoptosis (cell death) in A549 and NCI-H1975 human NSCLC cells and MDA-MB-231 and MCF-7 human breast cancer cells without damaging non-cancerous cells such as HLF-1 human lung fibroblast and NCI/3T3 fibroblast. Additionally, the data indicated that twice-weekly injections of ONCONASE were more effective than an equivalent single dose injection in these tumor types.

•	European researchers identified the pathway that ONCONASE follows to enter cells. Published in the Journal of Cell Science (2007; 120: 1405-1411), a paper based on studies conducted at the University of Girona in Spain and the University of Montpellier II in France showed that ONCONASE enters cells using AP-2/clathrin-mediated endocytosis, enabling its subsequent delivery to the cytosol. The published data indicate that unlike other RNases, ONCONASE and its endocytosis pathway is not targeted to lysosomes.

•	In a paper entitled “Mild hyperthermia predisposes tumor cells to undergo apoptosis upon treatment with ONCONASE” published in the International Journal of Oncology (April 2007), researchers indicated that in vitro studies demonstrate mild hyperthermia enhances the therapeutic effects of ONCONASE. The studies conducted by Zbigniew Darzynkiewicz, M.D., Ph.D., and collaborators demonstrated apoptosis, or programmed cell death, increased up to 200 percent when ONCONASE was applied to lymphoblastoid TK6 cells at 40 degrees Celsius (104 degrees Fahrenheit), compared to treatment at 37.5 degrees Celsius (99.5 degrees Fahrenheit). In these experiments, apoptosis was manifested by classical changes in cell morphology and the activation of caspase-3, both considered hallmarks of the apoptotic mode of cell death.

•	According to the Handbook of Therapeutic Antibodies, ONCONASE showed potential to act as a potent payload in antibody conjugates for cancer therapy. In a chapter of the text that reviews immunotoxins, Susanna Rybak, Ph.D., summarized preclinical research indicating that the specificity and potency of ONCONASE improves in a number of tumor models, including non-Hodgkin’s lymphoma, when it is conjugated with various antibodies. Dr. Rybak also reviewed evidence that implies that ONCONASE may also be effectively targeted to tumors as a conjugate with non-internalizing antibodies, as compared with the internalizing antibodies required by standard plant and bacterial toxins.

•	Michael S. Kinch, Ph.D., joined Alfacell’s scientific advisory board. Dr. Kinch assists with optimizing the development of ribonuclease-based therapeutics. His scientific areas of expertise include cancer cell metastasis, signal transduction, antiviral development, immunology, cell biology, biochemistry and in vivo studies.
About ONCONASE®
ONCONASE is a first-in-class therapeutic product candidate based on Alfacell’s proprietary ribonuclease (RNase) technology. A natural protein isolated from the leopard frog, ONCONASE has been shown in the laboratory and clinic to target cancer cells while sparing normal cells. ONCONASE triggers apoptosis, the natural death of cells, via multiple molecular mechanisms of action.
About Alfacell Corporation
Alfacell Corporation is the first company to advance a biopharmaceutical product candidate that works in a manner similar to RNA interference (RNAi) through late-stage clinical trials. The product candidate, ONCONASE, is an RNase that overcomes the challenges of targeting RNA for therapeutic purposes while enabling the development of a new class of targeted therapies for cancer and other life-threatening diseases. In addition to an ongoing Phase IIIb study in malignant mesothelioma, Alfacell is conducting a Phase I/II trial of ONCONASE in non-small cell lung cancer (NSCLC) and other solid tumors. For more information, visit www.alfacell.com.
Safe Harbor
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect” or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials, the company’s ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the company’s periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the company does not intend to update these statements for revisions or changes after the date of this release.
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ALFACELL CORPORATION
Condensed Statements of Operations
(Unaudited)

	Three-Months Ended		Nine-Months Ended
	April 30		April 30
	2007	2006	2007	2006
		(as restated)		(as restated)
Revenues	$—	$—	$—	$—

Expenses:
Research and development	1,252,811	1,142,793	4,295,574	3,865,887
General and administrative	856,892	606,843	2,844,673	2,239,932

Total expenses	2,109,703	1,749,636	7,140,247	6,105,819

Loss from operations	(2,109,703)	(1,749,636)	(7,140,247)	(6,105,819)

Interest income, net	82,142	20,036	303,968	76,064

State tax benefit	—	—	510,467	317,382

Net loss	$(2,027,561)	$(1,729,600)	$(6,325,812)	$(5,712,373)

Net loss per share—basic and diluted	$(0.04)	$(0.05)	$(0.14)	$(0.15)

Shares used in computation of net loss per share:
Basic and diluted	45,147,204	37,382,365	44,778,890	36,899,644

Balance Sheet Data:
(Unaudited)

	April 30,	July 31,
	2007	2006
Cash and cash equivalents	$6,543,173	$11,518,540
Total assets	$7,302,973	$11,826,428
Current liabilities	$1,644,628	$2,593,425
Accumulated deficit	$(89,642,423)	$(83,316,611)
Total stockholders equity	$5,658,345	$9,233,003